UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(D) OF THE SECURITIES
EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): June 20, 2011 (June 14, 2011)

Behringer Harvard Short-Term Opportunity
Fund I LP
(Exact Name of Registrant as Specified in Its Charter)

Texas	000-51291	71-0897614
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

15601 Dallas Parkway, Suite 600, Addison, Texas
75001
(Address of principal executive offices)
(Zip Code)

(866) 655-1620
(Registrant’s telephone number, including area code)

None
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01           Entry into a Material Definitive Agreement.

On June 14, 2011, Behringer Harvard Landmark LP, a wholly-owned subsidiary of Behringer Harvard Short-Term Opportunity Fund I LP (which may be referred to herein as the “Registrant,” “we,” “our” or “us”), entered into a contract to sell two buildings in Dallas, Texas to an unaffiliated buyer, while retaining a back-end promoted interest in distributable cash related to the buildings.  The buildings are comprised of  a two-story office building containing approximately 122,000 square feet located on approximately 8.6 acres of land in Dallas, Texas (“Landmark I”) and an additional two-story office building containing approximately 135,000 square feet on approximately 11.3 acres of land (“Landmark II”)  (collectively, “Landmark I & II”).

The contract sales price for Landmark I & II of $16.25 million, subject to adjustments, will be used to fully satisfy the existing indebtedness associated with the property, after closing costs.  The retained back-end promoted interest generally entitles Behringer Harvard Landmark LP to a percentage of the distributable cash from the properties after the buyer has achieved a specified return.  The purchaser made an earnest money deposit of $0.3 million as required by the contract, which is refundable until expiration of an inspection period.

The consummation of the sale of Landmark I & II is subject to substantial conditions and will generally depend upon:

•	the satisfaction of the conditions to the sale contained in the relevant contracts;

•	no material adverse change occurring relating to the property, the tenants or in the local economic conditions; and

•	the buyer’s receipt of satisfactory due diligence information, including appraisals, environmental reports, title searches and lease information.

At the time of this filing, we cannot give any assurances that the closing of this sale is probable.

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SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BEHRINGER HARVARD SHORT-TERM OPPORTUNITY FUND I LP

	By:	Behringer Harvard Advisors II LP,
Co-General Partner

Dated: June 20, 2011		By:	/s/ Gary S. Bresky
Gary S. Bresky
Chief Financial Officer

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